Exhibit 4.6

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)            Exact name of corporation:  Enterprise Bancorp, Inc.

(2)            Registered office address:  222 Merrimack Street, Lowell, MA 01852

(number, street, city or town, state, zip code)

(3)            These articles of amendment affect article(s):    Article IV

(4)            Date adopted:      December 11, 2007

(month, day, year)

(5)            Approved by:

(check appropriate box)

☐  the incorporators,

☒  the board of directors without shareholder approval and shareholder approval was not required.

☐  the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)            State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV is amended with respect to the number and terms of the corporation’s previously authorized and currently unissued shares of Series A Junior Participating Preferred Stock. A copy of the authorizing votes of the board of directors and the amended terms of such series of preferred stock is set forth on the attachment sheets included herewith, which are incorporated herein by this reference.

To change the number of shares and the par value, if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendments:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)            the amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:  effective as of January 13, 2008

Signed by:	/s/ James A Marcotte
(signature of authorized individual)

☐ Chairman of the board of directors

☐ President

☒ Other officer

☐ Court-appointed fiduciary

on this   11th   day of   December        , 2007

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts  02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of   $100     having been paid, said articles are deemed to have been filed with me this  12th day of  December ,  2007 , at 10:36 a.m..

(time)

Effective Date:	January 13, 2008

(must be within 90 days of date submitted)

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 share or any fraction thereof.

Examiner

Name Approval

TO BE FILLED IN BY CORPORATION

Contact Information

C

M

Stephen J. Coukos, Esq.

Chu,Ring & Hazel, LLP

49 Melcher Street

Boston, MA 02210

Telephone:  617.443.9800, ext. 212

Email: scoukos@chu-ring.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.su/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

ENTERPRISE BANCORP, INC.

RESTATED ARTICLES OF ORGANIZATION

ARTICLE IV

VOTED:                            That pursuant to the authority vested in this Board of Directors in accordance with Sections 6.02 and 10.05 of Chapter 156D of the Massachusetts General Laws and Article IV of the Corporation’s Restated Articles of Organization, as amended, the number and terms of the Corporation’s Series A Junior Participating Preferred Stock shall be amended, such that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof shall be as set forth in the Terms of Series A Junior Participating Preferred Stock presented to this meeting and included as Exhibit A to the Rights Agreement; and further

VOTED:                            That the proper Authorized Officers of the Corporation shall be, and each of them hereby is, authorized and directed to execute Articles of Amendment to the Corporation’s Restated Articles of Organization, as amended, pursuant to Sections 6.02 and 10.05 of Chapter 156D of the Massachusetts General Laws, to effect the changes to the number and terms of the Corporation’s Series A Junior Participating Preferred Stock authorized by the immediately preceding vote and to take all appropriate action to cause such Articles of Amendment to become effective, including, but not limited to, the filing of such Articles of Amendment with the Secretary of State of the Commonwealth of Massachusetts; and further

VOTED:                            That 200,000 shares of Series A Junior Participating Preferred Stock of the Corporation shall be and hereby are initially reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement; and further

The Terms of the Corporation’s Series A Junior Participating Preferred Stock, as amended by the foregoing votes, are as follows:

TERMS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

The following is a statement of the terms (including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption) of the Series A Junior Participating Preferred Stock, par value $.01 per share, of Enterprise Bancorp, Inc. (the “Company”):

1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares” and the number of shares constituting such series shall be 200,000.

2. Dividends and Distributions.

(a)           Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock (generally, “Preferred Shares”) ranking prior and superior to the Series A Junior Participating Preferred Shares with respect to dividends (if any), the holders of Series A Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the “Board”) out of funds legally available for the purpose, dividends payable in cash at such times as dividends, other than dividends payable in Common Shares (as defined herein), are paid by the Company to holders of shares of the common stock, par value $0.01 per share, of the Company (the “Common Shares”), commencing on the first date on which such a dividend is paid by the Company to the holders of the Common Shares following the first issuance of a Series A Junior Participating Preferred Share or fraction thereof. Each such dividend payable on the Series A Junior Participating Preferred Shares shall be in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared by the Board and then payable on the Common Shares. In the event the Company shall at any time after December 11, 2007 (the “Rights Declaration Date”) (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(b)           The Board shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(c)           Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 70 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of Series A Junior Participating Preferred Shares shall have the following voting rights:

(a)           Subject to the provision for adjustment hereinafter set forth, each Series A Junior Participating Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event that the Board shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(b)           Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(c)           (i)  If at any time dividends on any Series A Junior Participating Preferred Shares shall be in arrears, the occurrence of such contingency shall mark the beginning of a period (a “Default Period”) which shall extend until such time when all accrued and unpaid dividends for all previous dividend periods and for the current dividend period on all Series A Junior Participating Preferred Shares then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Shares (including holders of the Series A Junior Participating Preferred Shares) with dividends in arrears, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii)  During any Default Period, such voting right of the holders of Series A Junior Participating Preferred Shares may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at an annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Shares, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of Preferred Shares of such voting right. At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect Directors to fill up to two (2) vacancies, if any, in the Board or, if such right is exercised at an annual meeting, to elect two (2) Directors. The holders of Preferred Shares shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them at any special meeting of two (2) Directors. After the holders of Preferred Shares shall have exercised their right to elect Directors in any Default Period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Shares, if any.

(iii)  Unless the holders of Preferred Shares shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the Board, the Chairman or the Chief Executive Officer of the Company. The Secretary of the Company shall give notice of such meeting and of any annual meeting at which holders of Preferred Shares are entitled to vote pursuant to this paragraph (c)(iii) to each holder of record of Preferred Shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than fifteen (15) days and not later than sixty (60) days after such order or request. If such meeting is not called within sixty (60) days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)  In any Default Period, the holders of Common Shares shall continue to be entitled to elect the whole number of Directors of the Company until the holders of Preferred Shares shall have exercised their rights to elect two (2) Directors voting as a class, after the exercise of which right, (X) the Directors so elected by the holders of Preferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (Y) any vacancy in the Board shall (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock of the Company (i.e., the Common Shares or the Preferred Shares) which elected the Directors whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of the capital stock of the Company shall include Directors elected by such Directors to fill vacancies as provided in clause (Y) of the foregoing sentence.

(v)  Immediately upon the expiration of a Default Period, (X) the right of the holders of Preferred Shares as a class to elect Directors shall cease, (Y) the term of any Directors elected by the holders of Preferred Shares as a class shall terminate, and (Z) the number of Directors shall be such number as may be provided for in the Articles of Organization, as may then be amended or restated and in effect, or the By-Laws of the Company, irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law, or in the Articles of Organization, as may be amended or restated from time to time, or the By-Laws of the Company). Any vacancies in the Board effected by the provisions of clauses (Y) and (Z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)           Except as set forth herein, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(a)           Whenever dividends or other distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Company shall not:

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares;

(ii)  declare or pay dividends on or make any other distributions on any shares of capital stock of the Company ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares of capital stock of the Company on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares of capital stock are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of capital stock of the Company ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares of capital stock in exchange for any shares of capital stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares;

(iv)  purchase or otherwise acquire for consideration any Series A Junior Participating Preferred Shares, or any shares of capital stock of the Company ranking on a parity with the Series A Junior Participating Preferred Shares, except pursuant to Section 8 hereof or in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes of shares of capital stock of the Company.

(b)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any Series A Junior Participating Preferred Shares, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up.

(a)           Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received Five Thousand Two Hundred and 00/100 Dollars ($5,200.00) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Liquidation Preference”). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Common Shares shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Shares) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Subject to the rights of any other series of Preferred Shares then outstanding, if any, following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Shares and Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of shares of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Junior Participating Preferred Shares and Common Shares, on a per share basis, respectively.

(b)           In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity Preferred Shares (including the Series A Junior Participating Preferred Shares) in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment after satisfaction of the liquidation preferences of all series of Preferred Shares, if any, then such remaining assets shall be distributed ratably to the holders of Common Shares.

(c)           In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

8. Redemption. The Series A Junior Participating Preferred Shares shall not be redeemable.

9. Ranking. The Series A Junior Participating Preferred Shares shall rank junior to all other series of the Company’s Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. At such time as Series A Junior Participating Preferred Shares are outstanding, the Articles of Organization of the Company shall not be amended, nor shall any Articles of Amendment thereto, including without limitation any amendment establishing a series or class of stock pursuant to Section 6.02 of Chapter 156D of the Massachusetts General Laws, be filed with the Massachusetts Secretary of State or otherwise amended, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Participating Preferred Shares voting separately as a class.

11. Fractional Shares. Series A Junior Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of a holder of Series A Junior Participating Preferred Shares.